Exhibit 10.11

AMENDED AND RESTATED

ENERGY MARKETING AGREEMENT

for

Natural Gas

By and between

Virginia Power Energy Marketing, Inc.

a Virginia corporation with offices at

120 Tredegar Street

Richmond, VA  23219

Telephone:  804.787.6051

Fax:  804.787.6467

and

MxEnergy Inc.

a Delaware corporation with offices at

595 Summer Street

Stamford, CT  06901

Telephone: 203.356.1318

Fax: 203.975.9659

CONFIDENTIAL

Effective Date:  December 15, 2005

Exhibits

Exhibit 1	ISDA Agreement & Schedule
Exhibit 2	Master Agreement
Exhibit 3	“Sale Contract” – End-user Base Agreement & Ordering Exhibit
Exhibit 4	Security Agreement
Exhibit 5	Master Netting Agreement
Exhibit 6	Approved Local Distribution Companies
Exhibit 7	Notices
Exhibit 8	Transfer Price Schedule
Exhibit 9	Form of Standby Letter of Credit
Exhibit 10	Form of Dominion Guaranty

THIS AMENDED AND RESTATED ENERGY MARKETING AGREEMENT together with all exhibits and any written supplements hereto (this “Agreement”) is made and entered into as of this 15th day of December 2005 (the “Effective Date”), by and between VIRGINIA POWER ENERGY MARKETING, INC., a Virginia corporation (“Provider”), and MxEnergy Inc., a Delaware corporation (“Client”). Each of Provider and Client may be referred to herein individually as a “Party” or collectively as “Parties”.

WHEREAS, Provider is engaged in the business of purchasing and selling natural gas;

WHEREAS, Client is engaged in the retail aggregation of natural gas customers;

WHEREAS, the Parties previously entered into an Energy Marketing Agreement dated as of the 18th day of September 2002 (the “Original Agreement”), pursuant to which the Client agreed to purchase natural gas from Provider, and Provider agreed to provide to Client certain credit facilities to assist Client in the purchase of natural gas from Provider and in Client’s sale of natural gas to its various retail customers; and

WHEREAS, the Parties now desire to amend and restate the Original Agreement in its entirety as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend and restate the Original Agreement in its entirety to read as follows:

ARTICLE 1
DEFINITIONS

1.1                                 “Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Client (a “Controlling Person”) or (ii) any Person (other than the Client) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.2                                 “Approved Third Party Seller” has the meaning set forth in Section 3.2(C).

1.3                                 “Bankrupt” or “Bankruptcy” means, with respect to a Person, (i) the commencement of any voluntary or involuntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such Person, or seeking to adjudicate such Person a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such Person or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it, or for all or any substantial part of its assets, (ii)  the making of a general assignment for the benefit of such Person’s creditors; (iii) the inability of such Person to, or the admission by such Person of its inability to, pay its debts as they become due.

1.4                                 “Business Day” means any day except a Saturday, Sunday, or a Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant Party’s principal place of business. The relevant Party, in each instance unless otherwise specified, shall be the Party to whom the notice, Payment or delivery is being sent and by whom the notice or Payment or delivery is to be received.

1.5                                 “Commercial Customer” means an entity that is neither a residential nor industrial purchaser of natural gas up to a total aggregate amount of  50,000 MMBtu per year.

1.6                                 “Customer” means (1) any residential purchaser of natural gas; (2) any Small Commercial Customer; (3) any Industrial Customer or (4) any Governmental Entity residing in the Specified Geographic Region and who agrees to purchase natural gas from Client.

1.7                                 “Event of Default” has the meaning set forth in Section 14.1.

1.8                                 “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign.

1.9                                 “Industrial Customer” means any entity that is a purchaser of natural gas in excess of a total aggregate amount of 50,000 MMBtu per year.

1.10                           “Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement dated as of December __, 2005 by and among Societe Generale, as Administrative Agent, Virginia Power Energy Marketing, Inc., Sowood Commodity Partners Fund, LP, MxEnergy Holdings Inc., MxEnergy, Inc., MxEnergy Electric Inc. and Other Loan Parties

1.11                           “ISDA Agreement & Schedule” means the International Swaps and Derivatives Association Agreement and accompanying Schedule, excluding the Credit Support Annex, executed concurrently with the Original Agreement and a copy of which is attached hereto as Exhibit 1.

1.12                           “Local Distribution Company” (“LDC”) means any of the approved local natural gas utilities listed in Exhibit 6.

1.13                           “Lockbox Agreement” means the executed controlled account agreement attached as Exhibit 5 to the Original Agreement.

1.14                           “Master Agreement” means the North American Energy Standards Board, Inc. (“NAESB”) Base Contract for Sale and Purchase of Natural Gas version April 19, 2002 executed concurrently with the Original Agreement and a copy of which is attached hereto as Exhibit 2.

1.15                           “Monthly Purchase Obligations” means, with respect to a specified calendar month, the aggregate Purchase Obligations incurred for such month.

1.16                           “Monthly Sale Obligations” means, with respect to a specified calendar month, the aggregate Sale Obligations incurred for such month.

1.17                           “MMBtu” means one million British Thermal Units.

1.18                           “Payment” or “Payment Obligations” means, as the context may require, (i) any and all obligations incurred by a Party to transfer cash to the other Party, whether by netting or otherwise, under the Master Agreement, the ISDA Agreement & Schedule and any repayment or prepayment of an extension of credit under the aforementioned agreements or (ii) any and all obligations incurred by a Party to transfer cash to a third party in connection with its obligations under this Agreement.

1.19                           “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.20                           “Purchase Transaction” means an agreement for the purchase of natural gas, whether physical or financial and/or transportation capacity by Client from Provider, which such agreement has been entered into pursuant to and is governed by a written contract in a form, which has been negotiated between Provider and Client.

1.21                           “Purchase Obligation” means an obligation to purchase natural gas, whether physical or financial and/or associated transportation capacity incurred by Client pursuant to a Purchase Transaction. Such obligations may be expressed in MMBtu’s, in dollars or as a percentage of monthly volume.

1.22                           “Residential Customer” means any purchaser of natural gas for personal, non-commercial, non-industrial consumption from Client.

1.23                           “Sale Contract” means an agreement for the sale of natural gas by Client to a Customer, which has been entered into pursuant to and is governed by a contract substantially similar to Exhibit 3.

1.24                           “Sale Obligation” means an obligation to sell natural gas incurred by Client pursuant to a Sale Contract. Such obligations may be expressed in MMBtu’s, dollars, therms or cents.

1.25                           “Security Agreement” means the Security Agreement dated as of the date of the Original Agreement between the Client and the Provider, attached hereto as Exhibit 4, as may be amended, supplemented or modified from time to time.

1.26                           “Specified Geographic Region” means the geographic area that encompasses the respective Provider approved service territories of the Local Distribution Companies listed in Exhibit 6.

1.27                           “Speculative Trading” means (i) any and all Trading, whether exchange based or over-the-counter, engaged in for the purpose of financial gain only or (ii) any and all Trading (a) not directly related to hedging, mitigating or locking in risks or (b) that creates a risk position with regard to market price or volume. Notwithstanding the foregoing, Speculative Trading shall not include transactions by Client, whereby Client locks in a price spread between physical locations or points in time using its transportation or storage assets as the basis for such transaction with the intent of such transactions being the optimization its transportation or storage assets.

1.28                           “Third Party Purchaser” means an entity that is not a Customer and that agrees to purchase natural gas and/or transportation capacity from Client.

1.29                           “Third Party Seller” means a Person other than Provider that Client desires to purchase natural gas and/or transportation capacity from.

1.30                           “Trading” means the buying or selling of natural gas, including without limitation incurring any obligation to buy or sell natural gas whether contingent or actual.

ARTICLE 2
NATURE OF RELATIONSHIP

The purpose of this Agreement is to establish a relationship between the Parties whereby (i) Provider will (a) sell Client its natural gas requirements, physical and financial, except as otherwise provided in this Agreement and (b) reduce the various forms of credit support and other capital-related services as provided for in the Original Agreement to Client and, in exchange, (ii) Client will (a) purchase its natural gas requirements, physical and financial, from Provider, except as otherwise provided in this Agreement and (b) pay Provider fees for such commodities. Without limiting the generality of the foregoing, the Parties agree to the following:

2.1                                 It is expressly understood and agreed that the relationship between Provider and Client described herein or established hereby is not a joint venture or a partnership.

2.2                                 Client agrees that it will be solely responsible for conducting and managing its day-to-day business activities and shall use commercially reasonable efforts to market natural gas under this Agreement.

2.3                                 Client shall be named as the purchaser in all Purchase Transactions and the seller in all Sale Contracts, and Client shall be solely responsible for the performance of its obligations under such contracts. Except for obligations undertaken by Provider pursuant to Purchase Transactions between Provider and Client, Provider specifically disclaims any and all liability under such contracts and Client acknowledges and agrees that Provider shall have no liability under such contracts.

2.4                                 Provider will provide Client the opportunity to purchase financial and physical hedges and derivatives including New York Mercantile Exchange (“NYMEX”) futures, basis, weather derivatives, call options, and put options, only for the benefit of Customers and potential Customers and shall have the same opportunity regarding storage transactions and as further provided for herein pursuant to the terms of the ISDA Agreement & Schedule and the Master Agreement. Client shall not transact any Speculative Trading and any such transaction shall be an Event of Default. Client shall provide to Provider documentation on a monthly basis to demonstrate and/or substantiate that all Purchase Obligations are aligned with offsetting Sales Contracts, provided, however, that from time to time Client may enter into such Purchase Obligations for the purpose of supplying potential Sales Contracts, which Client has a reasonable likelihood of signing during such time period.

2.5                                 Neither Party shall be subject to, nor call the other Party for, margining with respect to fixed-price hedges or physical fixed price supply. Client acknowledges that Provider and/or Provider’s Affiliates conduct all risk management activities on their own behalf. Client further recognizes that neither Provider nor any of its Affiliates is currently registered as an “investment advisor” with the Securities and Exchange Commission or any state or federal regulatory agency or as a “commodity trading advisor” with the Commodity Futures Trading Commission or the National Futures Association, and neither Provider nor any of its Affiliates holds itself out generally to the public or to Client as such.

2.6                                 Client agrees not to misrepresent to third parties its relationship with Provider, as such relationship is described in this Agreement. Provider shall have the right to review and approve any and all Client press releases mentioning, making reference to Provider or implying that Provider is associated with Client. In the event that Provider determines in its sole, reasonably exercised discretion that Client has misrepresented its relationship with Provider under this Agreement, such misrepresentation shall be an Event of Default hereunder.

2.7                                 It is expressly understood and agreed that nothing in this Agreement changes the employment relationship between Client and its employees, nor does it change the employment relationship between Provider and its employees. Client’s employees, contractors, and agents are not employees, contractors and agents of Provider, and it is the Parties’ intent that nothing in this Agreement or in any other agreement shall be deemed to constitute or be construed as making Client’s employees, contractors and agents employees, contractors or agents of Provider. In addition, nothing in this Agreement or any other agreement shall be construed to create a joint or co-employment relationship between the Parties. Client is solely responsible for any employment related costs and expenses associated with its employees including, but not limited to, recruiting, taxes, benefits, workers compensation, unemployment insurance, equipment, tools, materials, and supplies.

2.8                                 During the term of this Agreement, Provider and Client will discuss regularly (at a minimum of once quarterly) the various array of alternative risk type services that could be potentially overlaid with the Customer base of Client. The purchase of any type of risk product from Provider will be at the sole discretion of Client.

2.9                                 Client shall first consult with Provider in the event that Client is contemplating filing for Bankruptcy, and the Parties shall mutually agree as to the more beneficial course of action. Should an involuntary petition in Bankruptcy be filed against Client, Client shall immediately discharge and satisfy any debt obligations with respect to such Bankruptcy petition.

2.10                           Client shall immediately provide written notice to Provider in the event of any material change in Client’s business, including without limitation, any litigation or threat of litigation, any Commercial or Industrial Customer of Client that is involved in Bankruptcy or threat of Bankruptcy or any event obligating Client to file a claim or notice under its insurance policies as set forth in such policies; provided that the event associated with the material change must have an actual or reasonable potential minimum threshold risk of loss of one million dollars ($1,000,000).

ARTICLE 3
PURCHASE TRANSACTIONS

3.1                                 In order to purchase its natural gas requirements, physical and financial, Client shall enter into Purchase Transactions with Provider pursuant to the terms of confirmations, the Master Agreement and the ISDA Agreement and Schedule, as applicable.

3.2                                 Client shall purchase its natural gas (i) directly from Provider (under terms upon which Client and Provider mutually agree and pursuant to the Master Agreement and the ISDA Agreement & Schedule, as applicable) to serve or for the benefit of Client’s Customers, as the case may be, in the Specified Geographic Region, (ii) indirectly from Approved Third Party Sellers through Provider pursuant to the arrangement described in Sections 3.2(A) – (D) below or (iii) directly from a Third Party Seller pursuant to the arrangement described in Section 3.3. For all physical and financial natural gas purchased from Provider directly, Client shall pay in accordance with the Transfer Price Schedule set forth in Exhibit 8.

(A)          Client may elect to purchase from Approved Third Party Sellers, as defined in Section 3.2(C)), pursuant to the conditions set forth in Section 3.2(B) and the following condition. If Client receives an offer to buy natural gas, physical or financial, (on terms identical, including delivery point, delivery period and volume, excepting price, to the terms offered by Provider) from an Approved Third Party Seller of natural gas that is more than $0.04 per MMBtu or equivalent heating value unit less than Provider’s then current Offer (defined in Exhibit 8) to sell natural gas, physical or financial, to Client (the “Approved Third Party Offer”), Client shall introduce such Approved Third Party Seller to Provider and Provider will then purchase the Approved Third Party Offer and Provider shall resell such Approved Third Party Offer to Client at the Approved Third Party Offer plus $0.02 per MMBtu or equivalent heating value unit. Sections 3.2(A)-(D) and 3.3 shall be the sole and exclusive remedy to Client for the purchase of Client’s natural gas, physical or financial, requirements with respect to pricing disputes between Provider and Client.

(B)           The following additional conditions shall apply to the purchase of natural gas, physical or financial, from an Approved Third Party Seller (any consent required under this Section 3.2(B) shall not be unreasonably withheld):

(i)            natural gas purchased under a transaction with an Approved Third Party Seller shall be purchased on an index related basis if requested for a term of one year or less, provided that such request is made by one of Client’s approved supply personnel as specified by Client to Provider in writing from time to time, except as otherwise provided in Section 3.2(B)(ii);

(ii)           natural gas cannot be purchased on a fixed price basis unless it is either a day-to-day purchase, consent is provided by Provider or Client is selling such natural gas to a Customer on terms and conditions, including without limitation quantity and pricing, that mirror the subject fixed priced purchase agreement;

(iii)          no natural gas purchase shall be entered into for a volume of greater than ten thousand (10,000) MMBtus per day without the consent of Provider;

(iv)          Provider will verbally confirm the quantity of natural gas under an Approved Third Party Seller transaction after Client provides notice to Provider that such transaction terms are agreed to. Provider will then enter into the transaction and will be the confirming party in such transaction;

(v)           all transactions must be communicated in writing to Provider from Client within two (2) hours of entering into the respective transaction and no later than two (2) hours of the nomination deadline;

(vi)          no intraday natural gas will be provided by Provider for Client if the Approved Third Party Seller’s natural gas is curtailed by Force Majeure (as defined in the Master Agreement), unless Provider agrees to provide such intraday natural gas; and

(vii)         Client shall not enter into transactions for the purchase of natural gas with more than 12 Approved Third Party Sellers outstanding at any one time.

(C)           Prior to negotiating a purchase with any Third Party Seller, Client shall provide the name of such Third Party Seller to Provider. Provider may investigate the creditworthiness of each such Third Party Seller and shall notify Client in writing of those Third Party Sellers that satisfy Provider’s credit requirements (the “Approved Third Party Sellers”) and those that do not satisfy Provider’s credit requirements (the “Unapproved Third Party Sellers”). Provider shall have the right to change its credit requirements at any time and such right shall be exercisable by Provider in its sole discretion and without prior notice to Client. Provider shall have the right, upon written notice to Client, to change the status of any Third Party Seller from an Approved Third Party Seller to an Unapproved Third Party Seller or vice versa. There will be no Approved Third Party Seller natural gas purchase unless a fully executed contract, in a form substantially similar to the Master Agreement or the ISDA Agreement & Schedule, as the case may be, exists between Provider and Third Party Seller.

(D)          Provider shall use reasonable efforts to notify Client of the initial status of any Third Party Seller within two (2) Business Days of Client’s first providing the name of such Third Party Seller to Provider; provided, however, that failure of Provider to notify Client within such period shall not constitute or be construed as a designation of such Third Party Seller as an Approved Third Party Seller.

3.3                                 Notwithstanding Section 3.2, Client may purchase on a calendar year basis up to seven and one half (7½) billion cubic feet of physical and financial natural gas in aggregate from a Third Party Seller; provided that

Client pays Provider $0.01 for each MMBtu or equivalent heating value unit that Client purchases from such Third Party. Provider may, from time to time, review Client’s physical natural gas load for the purpose of potentially adjusting the volume of physical and financial natural gas that Client may purchase from a Third Party Seller. Sections 3.2(A)-(D) and 3.3 shall be the sole and exclusive remedy to Client for the purchase of Client’s natural gas, physical or financial, requirements with respect to pricing disputes between Provider and Client. Client shall not be permitted to bank or roll over any unused Third Party Seller volume from year to year.

3.4                                 Unless Client has obtained the prior written approval of Provider, the Monthly Purchase Obligations relating to any one (1) calendar month (exclusive of any Purchase Obligations incurred in any prior calendar month) shall not exceed fifty million (50,000,000) MMBtu (the “Monthly Purchase Limit”). If, at any time, Client exceeds the then current Monthly Purchase Limit without Provider’s prior written approval, such occurrence shall be an Event of Default; provided, however, that Provider may, in its sole discretion, waive its rights that arise from such Event of Default and negotiate with Client to increase the Monthly Purchase Limit. The Monthly Purchase Limit may be reviewed from time-to-time by Provider. Provider and Client will negotiate in good faith to, increase the Monthly Purchase Limit as requested by Client; provided, however, that no such increase shall be effective unless it is evidenced in a writing signed by Provider and Client.

ARTICLE 4
SALE CONTRACTS

4.1                                 In order to sell physical natural gas, Client may enter into Sale Contracts with its Customers, subject to the terms and conditions relating to Sales Contracts with its Customers set forth below.

4.2                                 With respect to Sale Contracts between Client and its Customers:

(a)                                  Client shall use the form of agreement substantially in the form depicted in Exhibit 3. If, at any time, Client desires to change the form of agreement it offers to its Customers, Client shall request that Provider review and approve the new proposed form. Provider will be deemed to have approved the changed form unless it provides specific objections to the proposed changes within seven Business Days. Upon agreement of both Parties as to the new agreement form, the Parties shall execute a written amendment to this Agreement whereby the new form shall replace the form of agreement currently depicted in Exhibit 3. In the event any Governmental Entity having jurisdiction over Client mandates or approves in writing a change in the form of the agreement in Exhibit 3 for use in such jurisdiction, Client shall not need consent by Provider; provided however, that Client shall continue to provide any such updates in such form of agreement to Provider.

(b)                                 Client shall be responsible for invoicing all amounts due from Customers in connection with any Sale Contract. Client may either invoice Customers itself directly, or it may invoice Customers indirectly by entering into a billing service agreement with a third party billing service.

ARTICLE 5
PROVISION OF CREDIT; ORIGINAL AGREEMENT SECURITY INTEREST

5.1                                 Provider shall provide Client a maximum open account credit limit (“Credit Amount”) of twelve million five hundred thousand dollars ($12,500,000) per month. Provider may adjust the Credit Amount, in Provider’s sole and reasonable discretion, based on a review of tangible net worth information provided by Client to Provider pursuant to Section 6.4 herein, including without limitation any other information that Provider, in its sole and reasonable discretion, deems useful in making such determination. Notwithstanding the foregoing in this Section 5.1, the Credit Amount is conditioned on Client first providing a standby letter of credit (“Letter of Credit”) in the form attached hereto as Exhibit 9, and issued by an issuer, acceptable to Provider in an amount not less than Provider’s prompt month projected receivables, as reasonably determined by Provider, for physical delivery of natural gas, less the Credit Amount and plus or minus, as the case may be, the projected swap settlement payment for such month, as reasonably determined by Provider. Client shall cause a Letter of Credit to be issued for each natural gas month with a term of ninety (90) days and such Letters of Credit shall be issued to Provider no later than four Business Days prior to such natural gas month. Any payment by Client to Provider that is paid through the issuer of the Letter of Credit shall reduce the Letter of Credit by such amount paid. Any failure by Client to have a Letter of Credit issued shall be an Event of Default. Provider may exercise its rights under the Letter of Credit for any Client Event of Default.

5.2                                                 All of Client’s obligations under this Agreement shall be secured by and continued to be secured by, including without limitation Client’s after acquired property, a first lien and security interest on all of Client’s assets pursuant to the Security Agreement and Lockbox Account. Provider and Client agree that Provider shall not release or subordinate any of its security interests pursuant to the Intercreditor Agreement until all payment obligations (“Original Payment Obligations”) in respect of credit extended by Provider under the Original Agreement have been paid.

5.3                                                 At such time that Client has paid the Original Payment Obligations, Provider’s liens pursuant the Security Agreement shall be subject to the Intercreditor Agreement and the Lockbox Agreement shall be terminated.

ARTICLE 6
REPORTING OBLIGATIONS

6.1                                 By 5:00 p.m. Central Time on the 10th Business Day of each calendar month during the term of this Agreement, Client shall submit to Provider electronically (in Excel format or other acceptable format to Provider), a report containing the following information, expressed in both dollars and applicable units, with respect to obligations Client incurred in the immediately preceding month:

(a)                                  the Monthly Sale Obligations (including, the markets, market volumes, prices, and aggregate monetary obligations associated therewith); and

(b)                                 the Monthly Purchase Obligations (including, the suppliers, supply volumes, prices, and aggregate monetary obligations associated therewith).

Provider may reasonably request that such report also set forth any other information that would be deemed significant to Provider.

6.2                                 If applicable, at the request of Provider, Client shall grant Provider access to Client’s electronic bulletin board nomination account with utilities or other entities; provided, however, that such access shall be only for purposes of allowing Provider to monitor and review activity by Client on such electronic bulletin boards.

6.3                                 Client shall provide such financial reporting to Provider that Client provides to Sowood Commodity Partners Fund, LP on a monthly basis.

6.4                                 Client shall provide to Provider (i) within forty-five (45) days after the close of each monthly accounting period in each fiscal year an income statement and balance sheet of the Client for such month in reasonable detail, subject to normal year end audit adjustments and certified by the Client’s president or chief financial officer to have been prepared in accordance with GAAP; (ii) within one hundred twenty (120) days after the close of each fiscal year, income statements, balance sheets, and statement of cash flow of the Client for such fiscal year and (iii) any other financial reporting reasonably requested by Provider. These reports are to be reviewed by independent certified public accountants of recognized standing to present fairly the consolidated financial position and results of operations of the Client in accordance with GAAP; and accompanied by such accountants’ opinion thereof that such documents have been reviewed in compliance with the American Institute of Certified Public Accountants Statements of Auditing Standards in effect as of the execution hereof; such accountants’ opinion and certification shall be directed to Provider (or Client’s lenders), providing that the Client representation of the accountants extends to Provider (or Client’s lenders); and (iii) annually, within thirty (30) days of completion, a complete copy of the federal tax return of Client. Client’s reporting obligations under this Section 6.4 shall commence forty-five (45) days following the Effective Date.

6.5                                 Client shall also provide the information required in Section 2.4 of this Agreement to demonstrate that it is not or has not engaged in Speculative Trading.

6.6                                 All such information and data, obtained pursuant to this Article 6, shall specifically be subject to the confidentiality provision of Section 16.9 hereof.

ARTICLE 7
FEES

Provider shall invoice Client for the fees described in Sections 7.1 and 7.2 on or about the 10th day of each calendar month during the term of this Agreement. All other Client Payment Obligations to Provider shall be invoiced in accordance with their respective agreement or provisions herein. Payment of such fees by Client shall be due on the 25th day of the month in which such invoice is received; or if such day is not a Business Day, then the next Business Day. All amounts invoiced to Client by Provider or any part thereof that falls past due shall accrue interest at the rate of interest set forth in the Master Agreement and the ISDA Agreement & Schedule, as applicable.

7.1                                 Administrative Fee

The Parties acknowledge that Provider will incur significant administrative costs in connection with providing services to Client pursuant to this Agreement. In consideration for Provider providing such services to Client, Client agrees to pay Provider an administrative fee in the amount of three thousand dollars ($ 3,000) per month (“Administrative Fee”) for each calendar month or partial calendar month during the term of this Agreement.

7.2                                 Transfer Price

The Parties shall be subject to the transfer pricing set forth in Exhibit 8 with respect to natural gas transactions, whether physical or financial.

ARTICLE 8
LENDER FINANCING

The Original Agreement is being amended and restated to accommodate lender financing for Client. As of the Effective Date of this Agreement, the Client has entered into a financing arrangement (“Financing Arrangement”) with an administrative agent and other bank lenders. All documents encapsulating the Financing Arrangement and all other documents that provide credit to the Client are collectively, the “Credit Documents”, which shall include without limitation the Intercreditor Agreement and this Agreement.

ARTICLE 9
RIGHT TO NET

It is explicitly understood that all contracts and transactions entered into by and between Provider and Client under this Agreement are subject to a Master Netting Agreement, a copy of which is attached hereto as Exhibit 5.

ARTICLE 10
NEW OPPORTUNITIES AND NON-SOLICITATION

To the extent Client desires additional services under this Agreement, the terms and conditions related to the provision of such additional services shall be included in a written amendment to this Agreement which shall be executed by both Parties. Further, in consideration for the prices and fees quoted for provision of the commodities and services described herein, Client agrees that during the term of this Agreement, Client shall not solicit or enter into any similar arrangements or agreements with any third party for services substantially similar to those described in this Agreement. Provider may enter into arrangements or agreements related to commodities and services substantially similar to those described in this Agreement with other third parties that conduct similar business. Provider shall have the right to request data in support of Client’s maintenance of such customer base.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party as of the Effective Date and as of the date each physical and financial commodity transaction is entered into between the Parties that:  (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement and each transaction contemplated hereunder; (iii) the execution, delivery and performance of this Agreement is within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it; (iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms; subject to any defenses pertaining to Bankruptcy, insolvency, reorganization, and other laws affecting creditors’ rights generally; (v) it is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt; (vi) there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement; (vii) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; (viii) it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of, and understands and accepts, the terms, conditions and risks of this Agreement; (ix) all Sale Contracts along with all other applicable agreements related to the Sale Contracts are and shall be freely assignable to Provider upon the occurrence of an Event of Default and (x) all other representations and warranties in all other agreements between the Parties with respect to, in connection with and arising out of this Agreement are true and are hereby incorporated by reference into this Agreement.

Client represents and warrants to Provider that it is, and at all times, has been and will be in material compliance with all applicable federal, state, and local laws, orders, ordinances, rules and regulations in its operations and in performing its obligations under this Agreement. Client agrees to take all reasonable actions to ensure its and its employees’ material compliance with all applicable federal, state and local employment laws and employee benefit laws.

ARTICLE 12
INDEMNIFICATION

Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliates, and their respective directors, officers, agents and employees against any and all claims, actions, damages, and expenses (including reasonable attorneys’ fees) arising out of or relating to the actions or inactions of the Indemnifying Party or its personnel in connection with this Agreement, except to the extent caused by the other Party’s willful misconduct or negligence (whether simple or gross).

ARTICLE 13
LIMITATION OF LIABILITY

FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT OR WARRANTY. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR FOR NONPAYMENT OF AMOUNTS DUE PURSUANT TO THIS AGREEMENT, NEITHER PROVIDER NOR ANY OF PROVIDER’S DIRECTORS, OFFICERS, GOVERNING BOARD MEMBERS, AGENTS, OR EMPLOYEES SHALL BE LIABLE TO CLIENT OR ANY OTHER PARTY FOR ANY LOSS, DAMAGE, CLAIM, COST, CHARGE OR EXPENSE ARISING FROM PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT.

ARTICLE 14
EVENTS OF DEFAULT; REMEDIES

14.1                                           An “Event of Default” shall mean, with respect to a Party (the “Defaulting Party”), the occurrence of any of the following or as otherwise provided in this Agreement:

(a)           the failure of a Party to perform any of its material covenants or obligations set forth in this Agreement, any Purchase Transaction or Sale Contract or any other agreement between the Parties entered into pursuant to or otherwise related to this Agreement, other than as expressly provided in elsewhere in this Section 14.1, and the continuation of such failure for five (5) days after notice thereof is given by the other Party to the Defaulting Party;

(b)           the occurrence of an event described as an “Event of Default” in this Agreement, in any Purchase Transaction or Sale Contract, or in any other agreement between the Parties entered into pursuant to or otherwise related to this Agreement not otherwise listed as an Event of Default under this Section 14.1;

(c)           the failure to make, when due, any Payment required pursuant to this Agreement if such failure is not remedied within two (2) days after receipt of written notice of which at least one day shall be a Business Day;

(d)           any representation or warranty made by a Party herein is false or misleading in any material respect when made or when deemed made;

(e)           the Party files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any Bankruptcy or similar law for the protection of creditors or has such petition filed or proceeding commenced against it all as defined and set forth in the Master Agreement or the ISDA Agreement & Schedule as the case may be, the Party otherwise becomes Bankrupt or insolvent (however evidenced), the Party makes an assignment or any general arrangement for the benefit of creditors or the Party is dissolved or has a resolution passed for its winding up or liquidation;

(f)            such Party consolidates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party, or such surviving or transferee entity does not have comparable or better credit than the non-surviving or transferor Party;

(g)           Client defaults under any of the Credit Documents;

(h)           Client shall fail to immediately satisfy any accelerated loans, guaranties or other extensions of credit made by the Provider under the Original Agreement and outstanding as of the Effective Date as set forth in Section 16.14.

14.2                                           If an Event of Default with respect to a Defaulting Party shall have occurred and be continuing, then the other Party (the Non-Defaulting Party”), shall have the right, at its option, to (i) designate a day (“Early Termination Date”), no earlier than the day such notice is effective and no later than twenty (20) days after such notice is effective, on which date this Agreement and all agreements between the Parties entered into pursuant hereto (other than the Intercreditor Agreement) shall be terminated, without, however, affecting any liabilities of the Parties accrued hereunder or thereunder before the Early Termination Date. If this Agreement is so terminated, all amounts owing between the Parties under this Agreement and all agreements between the Parties entered into pursuant hereto shall be accelerated and become immediately due and payable. Notwithstanding anything herein to the contrary, the Master Netting Agreement attached as Exhibit 5 shall control all close-out netting obligations between the Parties. Nothing contained herein shall limit any rights or remedies that Provider or Client may have upon the occurrence of an “Event of Default” under any other agreements executed in connection herewith or any rights and remedies available hereunder or at law or in equity.

ARTICLE 15

GUARANTY

15.1                           Within two business days following the Effective Date, Provider shall provide Client a guaranty (“Guaranty”) issued by Dominion Resources, Inc. (“DRI”) for an amount not to exceed twenty million dollars ($20,000,000) (“Guaranty Limit”). In the event that Client’s mark-to-market gains fall below twenty million dollars ($20,000,000), for every one million dollars ($1,000,000) or more of downward adjustment, the Guaranty shall be decreased to such amount. For every one million dollars ($1,000,000) or more of upward adjustment, the Guaranty shall be increased to such amount up to the Guaranty Limit.

15.2                           In the event that Client’s mark-to-market gains revert to mark-to-market losses, Provider shall no longer be required to provide the Guaranty and shall not be obligated to provide the Guaranty unless and until such time Client’s mark-to-market gains exceed one million dollars ($1,000,000) again. Provider acknowledges that as of the Effective Date, Client’s mark-to-market gains exceed twenty million dollars ($20,000,000).

15.3                           In the event that DRI fails to issue a Guaranty, increase a Guaranty or terminates a Guaranty in conflict with Provider’s obligations under this Article 15, then Provider shall provide Client adequate assurances in a form acceptable to Client and in an amount to cover Provider’s obligations under this Article 15.

15.4                           As of the Effective Date, Client acknowledges receipt of DRI’s form guaranty and that such form guaranty attached hereto as Exhibit 10 is acceptable as to form and content.

ARTICLE 16
MISCELLANEOUS

16.1                                                                           Term

Unless terminated earlier pursuant to Section 14.2, this Agreement shall remain in full force and effect from the Effective Date through June 30, 2007,

and shall continue year-to-year thereafter until terminated by either Party with no less than one hundred twenty (120) days, and no greater than two hundred (200) days, written notice to the other Party prior to the beginning of each contract term. Such termination shall not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives such termination. Further, such termination shall not affect or excuse the performance by either Party under this Agreement or any agreement between the Parties entered into pursuant hereto related to obligations which were undertaken prior to such termination and which remain unperformed at the time of such termination. In the event one Party terminates under this Section 16.1, both Parties shall negotiate for a mutually agreed upon period in good faith and in fair dealing to continue their business relationship.

16.2                                                                           Return of Documents and Information

Upon the termination or expiration of this Agreement, each Party shall return or destroy, and certify such destruction, all documents, data, and Information belonging to the other Party and shall cooperate fully to ensure that the termination of this Agreement and the transition is accomplished in an efficient and businesslike manner. One copy of all such documents, data and Information belonging to a disclosing Party may be retained for record-keeping purposes by the other Party’s counsel.

16.3                                                                           Notices

Except as otherwise provided herein, all notices to be served under this Agreement shall be in writing and shall be deemed effectively given (i) when personally delivered, (ii) when received by documented overnight delivery service, (iii) when received by facsimile or other electronic means (to the extent that receipt is confirmed), or (iv) on the US Postal Service date stamp indicated on the return receipt for notices deposited as certified or registered mail, return receipt requested, in the United States mail, with postage prepaid thereon, to the individual(s) designated by each Party on Exhibit 7 with respect to the activities specified thereon.

16.4                                                                           Assignment

The provisions of this Agreement will be binding upon and inure to the benefit of the successors and assigns of each of the Parties hereto. Client may not assign this Agreement to any other person or entity without the prior written consent of Provider. Provider may not assign this Agreement to any other Person or entity without the prior written consent of Client, provided, however, that Provider may assign this Agreement to any of its affiliates.

Client hereby represents and warrants that all Sale Contracts along with all other applicable agreements related to the Sale Contracts are and shall be freely assignable to Provider upon the occurrence of an Event of Default. The foregoing representation and warranty is a material provision to this Agreement.

16.5                                                                           Entire Agreement; Amendments

Except for additional agreements between the Parties expressly referenced herein (the execution of which the Parties acknowledge will occur sometime after the execution of this Agreement), this Agreement contains the entire understanding and agreement of the Parties and shall form a single integrated agreement between the Parties. Client acknowledges that Provider would not have entered into this arrangement with Client without the benefit conferred to Provider of all the documents constituting a single integrated agreement. This Agreement may be modified, altered or amended only by an agreement in writing, signed by both Parties.

16.6                                                                           Waiver

No waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by the Party against whom enforcement of the waiver is sought. The waiver of any provision of this Agreement, at any time, by either Party, shall not constitute a waiver of future compliance with such provision or a waiver of compliance with any other provision of this Agreement.

16.7                                                                           Governing Law

This Agreement and all disputes arising hereunder shall be subject to, governed by, and construed in accordance with the laws of the State of Virginia (except as may be otherwise expressly agreed to in any of the other agreements between the Parties and only in respect of such agreement) or the laws of the United States, as applicable, as if executed and to be performed wholly within the State of Virginia.

16.8                                                                           Severability

Except as otherwise set forth herein, in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, all other provisions of this Agreement shall remain enforceable to the fullest extent permitted by law.

16.9                                                                           Confidentiality

Each Party acknowledges that during the term of this Agreement, it will have access to and receive oral and written information concerning the other Party and the transactions entered into pursuant to or otherwise related to this Agreement (collectively, the “Information”). Each Party hereby agrees that it will use the Information solely for the purposes related to this Agreement.

Each Party hereby further agrees that, unless required by applicable law, order, or rule or unless required to enforce or protect its rights under this Agreement, it will not disclose any of the Information to any third party other than such Party’s employees, Affiliates, lenders, counsel, accountants, or other advisors. Each Party further agrees that it will notify the other Party of any proceeding of which it is aware that may result in disclosure of Information and shall use reasonable efforts to prevent or limit such disclosure.

Provider and Client agree that from time to time and at Provider’s sole discretion, Provider may provide to Client certain reports, analyses, projections, forecasts or other similar information in whatever form prepared, summarized or compiled by third parties (“Reports”). Client acknowledges and understands that:

(a)           in the event Provider provides any Reports, such service is performed at no cost to Client and if a Report is provided, it is provided outside the scope of any and all Provider obligations under this Agreement or any other agreement and done so strictly on a pass through basis;

(b)           Provider has not read, reviewed or commented on the Reports and is merely passing on the Reports at Client’s request;

(c)           the Reports simply represent another source of information that Client may, in its own business discretion, use and analyze as it sees fit;

(d)           Provider does not make any warranties or representations as to the accuracy or correctness of any information contained in the Reports and hereby provides all Reports, if any, on an “AS IS”, “WHERE IS” basis “WITH ALL FAULTS” and hereby disclaims any and all express and implied warranties and NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY;

(e)           Provider hereby disclaims any and all liability, including without limitation, loss of profit or revenues, cost of capital, cost of substitute services, facilities, downtime costs, claims of Client’s Customers for such damages, or for any other consequential, incidental, indirect, exemplary or punitive damages whether a claim is brought in contract, indemnity, warranty, tort (including without limitation simple and/or gross negligence), strict liability or otherwise arising from the Reports; and

(f)            Client agrees to indemnify, defend and hold harmless Provider for any and all claims brought with respect to, or related to, the Reports.

16.10                                                                     Good Faith and Further Assurances

The Parties expressly accept their respective responsibility of good faith and fair dealing with regard to their obligations under this Agreement and agree to take such further actions and execute such further documents as may be reasonably necessary or appropriate to complete the transactions contemplated hereunder. Further, the Parties agree to execute such additional documents, instruments, or agreements, (including amendments to this Agreement), and take such further action as Provider may deem reasonably necessary to cure any error or omission, to perfect any security interest granted by Client, to comply with applicable law or regulation or otherwise effectuate the provisions or purposes of this Agreement.

16.11                                                                     Headings, Exhibits

The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referenced in this Agreement shall be incorporated herein by reference and shall be deemed to be an integral part hereof.

16.12                                                                     Counterparts

This Agreement may be executed and acknowledged in multiple counterparts and by different Parties in separate counterparts, each of which shall be an original and all of which shall be and constitute one and the same instrument.

16.13                                                                     Singular/Plural

Words importing the singular only also include the plural, and vice versa, where the context requires.

16.14                                                                     Original Agreement Superseded

This Agreement supersedes and replaces in its entirety the Original Agreement. Any loans, guaranties or other extensions of credit made by the Provider under the Original Agreement and outstanding as of the Effective Date of this Agreement shall be accelerated and immediately satisfied. The ISDA Agreement & Schedule, the Master Agreement, any outstanding Sale Contract, the Lockbox Agreement and any other document executed in connection with the Original Agreement and not otherwise superseded by this Agreement, including the condition of payment in Sections 5.2 and 5.3, shall continue in full force and effect, except that all references therein to the Original Agreement shall mean this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

VIRGINIA POWER ENERGY		MxENERGY INC.
MARKETING, INC.

By:	/s/ Karla J. Haislip	By:	/s/ Carole R. Artman-Hodge
Name:	Karla J. Haislip	Name:	Carole R. Artman-Hodge
Title:	Authorized Representative,	Title:	Executive Vice President
	Managing Director of Fuels		and Chief Operating Officer